Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

USF Corporation:

We have audited the accompanying consolidated balance sheets of USF Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of USF Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, effective January 1, 2003, the Company changed its method of accounting for revenue and expense recognition for its less-than-truckload and truckload segments.

As discussed in Note 9, effective January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ DELOITTE & TOUCHE LLP

March 14, 2005
Chicago, Illinois

USF CORPORATION

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars, except share and per share amounts)

	As of December 31
	2004	2003
ASSETS
Current assets:
Cash	$150,798	$121,659
Accounts receivable, less allowances of $11,132 and $11,030, respectively	310,172	271,849
Operating supplies and prepaid expenses	31,749	32,014
Deferred income taxes	37,724	33,717

Total current assets	530,443	459,239
Property and equipment:
Land	116,003	114,531
Buildings and leasehold improvements	310,931	297,808
Equipment	916,876	925,677
Other	114,028	120,997

Total property and equipment	1,457,838	1,459,013
Less accumulated depreciation	(681,898)	(705,111)

Total property and equipment less accumulated depreciation	775,940	753,902
Goodwill	100,813	100,813
Other assets	33,999	44,134

Total assets	$1,441,195	$1,358,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$65	$60
Accounts payable	65,756	57,286
Accrued salaries, wages and benefits	92,164	93,002
Accrued insurance and claims	63,320	52,772
Other	54,701	49,347

Total current liabilities	276,006	252,467
Notes payable and long-term debt	250,022	250,087
Accrued insurance and claims	94,034	80,707
Other	17,517	14,377
Deferred income taxes	100,638	95,661

Total liabilities	738,217	693,299
Commitments and contingencies (Note 10)
Stockholders’ equity:
Cumulative preferred stock, $0.01 par value per share: 20,000,000 authorized, none issued	—	—
Common stock, $0.01 par value per share: 80,000,000 authorized, 28,305,456 and 27,453,217 issued and 28,312,040 and 27,447,475 outstanding, respectively	283	275
Paid in capital	315,811	290,833
Treasury stock, at cost	(172)	—
Accumulated other comprehensive loss	(10)	—
Retained earnings	387,066	373,681

Total stockholders’ equity	702,978	664,789

Total liabilities and stockholders’ equity	$1,441,195	$1,358,088

See accompanying notes to consolidated financial statements.

USF CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of dollars, except share and per share amounts)

	Years Ended December 31
	2004	2003	2002
Revenue:
LTL Trucking	$2,005,330	$1,898,668	$1,866,892
TL Trucking	133,725	128,093	114,151
Logistics	269,378	276,441	278,161
Intercompany eliminations	(13,854)	(11,063)	(8,678)

	2,394,579	2,292,139	2,250,526

Operating expenses:
LTL Trucking	1,911,982	1,788,113	1,761,720
TL Trucking	130,357	123,430	108,840
Logistics	259,613	267,171	265,558
Freight Forwarding — Asia exit costs	—	—	12,760
Corporate and Other	42,736	28,896	29,472
Intercompany eliminations	(13,854)	(11,063)	(8,678)

	2,330,834	2,196,547	2,169,672

Income from operations	63,745	95,592	80,854

Non-operating income (expense):
Interest expense	(20,917)	(20,900)	(20,516)
Interest income	2,824	1,867	2,708
Other, net	(1,794)	(1,274)	(1,054)

Total non-operating expense	(19,887)	(20,307)	(18,862)

Income from continuing operations before income taxes and cumulative effect of accounting changes	43,858	75,285	61,992
Income tax expense	(20,063)	(31,184)	(28,724)

Income from continuing operations before cumulative effect of accounting changes	23,795	44,101	33,268
Discontinued operations (freight forwarding segment):
Loss from operations, net of tax benefits of $239 and $6,907, respectively	—	(338)	(16,978)
Loss from disposal, net of tax benefit of $29,060	—	—	(13,239)

Loss from discontinued operations	—	(338)	(30,217)

Income before cumulative effect of accounting changes	23,795	43,763	3,051
Cumulative effect of change in accounting for revenue recognition, net of tax benefits of $1,064	—	(1,467)	—
Cumulative effect of change in accounting for goodwill	—	—	(70,022)

Net income/(loss)	$23,795	$42,296	$(66,971)

Income per share from continuing operations:
Basic	$0.86	$1.62	$1.23
Diluted	0.85	1.61	1.22
Loss per share from discontinued operations:
Basic	—	(0.01)	(1.12)
Diluted	—	(0.01)	(1.11)
Loss per share — cumulative effect of accounting changes:
Basic	—	(0.06)	(2.60)
Diluted	—	(0.05)	(2.56)
Net income/(loss) per share — basic	0.86	1.55	(2.49)
Net income/(loss) per share — diluted	0.85	1.55	(2.45)

Average shares outstanding — basic	27,805,307	27,207,392	26,900,311
Average shares outstanding — diluted	27,982,302	27,348,711	27,331,890

See accompanying notes to consolidated financial statements.

USF CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Thousands of dollars, except share and per share amounts)

	Number of Shares	Common Stock	Paid in Capital	Retained Earnings	Treasury Stock	Comprehensive Income/(Loss)	Foreign Currency Translation Adjustment	Total Stockholders’ Equity
Balance January 1, 2002	26,678	$267	$270,936	$418,585	$(1,796)		$(340)	$687,652
Net loss		—	—	(66,971)	—	$(66,971)		(66,971)
Recognition of previously unrealized loss on foreign currency transactions						340	340	340

Comprehensive loss						$(66,631)

Dividends declared		—	—	(10,051)	—			(10,051)
Employee and director stock transactions	317	3	6,362	—	1,796			8,161

Balance December 31, 2002	26,995	$270	$277,298	$341,563	$—		$—	$619,131
Net income				42,296		$42,296		42,296

Comprehensive income						$42,296

Dividends declared				(10,178)				(10,178)
Employee and director stock transactions	458	5	13,535	—	—			13,540

Balance December 31, 2003	27,453	$275	$290,833	$373,681	$—		$—	$664,789
Net income				23,795		$23,795		23,795
Unrealized loss on foreign currency transactions						(10)	(10)	(10)

Comprehensive income						$23,785

Dividends declared				(10,410)				(10,410)
Employee and director stock transactions	859	8	24,978		(172)			24,814

Balance December 31, 2004	28,312	$283	$315,811	$387,066	$(172)		$(10)	$702,978

See accompanying notes to consolidated financial statements.

USF CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

	Years Ended December 31
	2004	2003	2002
Cash flows from operating activities:
Net income/(loss)	$23,795	$42,296	$(66,971)
Net loss from discontinued operations	—	338	30,217

Income/(loss) from continuing operations after cumulative effect of accounting changes	23,795	42,634	(36,754)
Adjustments to reconcile income/(loss) from continuing operations after accounting changes to net cash provided by operating activities:
Depreciation of property and equipment	104,345	100,770	99,873
Cumulative effect of accounting changes, net of tax	—	1,467	70,022
Amortization of intangible assets	2,033	2,369	1,235
Deferred taxes	970	16,468	(1,232)
(Gain)/loss on sale of property and equipment	738	(14,119)	(1,350)
Increase in non-current accrued claims and other	16,467	11,005	8,244
Changes in working capital affecting operations:
Accounts receivable	(38,323)	(329)	(21,709)
Operating supplies and prepaid expenses	265	1,447	(2,073)
Accounts payable	8,469	2,069	(2,500)
Accrued liabilities	15,000	8,124	14,386
Other non-current assets, net	11,585	(15,166)	(1,238)

Net cash provided by operating activities	145,344	156,739	126,904
Cash flows from investing activities:
Acquisitions	—	(4,883)	—
Mexico loan	(3,495)	(5,365)	—
Capital expenditures	(145,159)	(116,081)	(141,322)
Proceeds from sale of property and equipment	18,038	38,829	7,111
Disposition of USF Asia	—	—	(6,000)

Net cash used in investing activities	(130,616)	(87,500)	(140,211)

Cash flows from financing activities:
Dividends paid	(10,343)	(10,135)	(10,010)
Proceeds from the issuance of common stock	24,978	13,540	8,161
Repurchase of treasury stock	(172)	—	—
Proceeds from short-term bank debt	5	—	—
Payments on long-term bank debt	(65)	(5,143)	(1,042)

Net cash provided by/(used in) financing activities	14,403	(1,738)	(2,891)

Net cash used in discontinued operations	—	—	(1,749)

Net increase/(decrease) in cash	29,139	67,501	(17,947)
Cash at beginning of year	121,659	54,158	72,105

Cash at end of year	$150,798	$121,659	$54,158

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$19,425	$19,566	$19,481
Income taxes	8,147	7,389	11,437

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of dollars, except share and per share amounts)

(1) Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements include the accounts of USF and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated. We report on a calendar year basis. Our quarters consist of thirteen weeks that end on a Saturday either before or after the end of March, June and September.

Revenue Recognition

Effective January 1, 2003, we changed our method of accounting for revenue and expense recognition for our less-than-truckload (“LTL”) and truckload (“TL”) segments. Under the new accounting method, we recognize revenue for LTL and TL operations by the allocation of revenue between reporting periods based on the relative transit time in each reporting period with expenses recognized as incurred. This change in the method of accounting was made to recognize the increase in our length of haul of freight, which resulted from implementation of our new marketing strategies. We believe that the new method of recognizing revenue and expense is preferable. The cumulative effect of change in accounting principle on prior years resulted in an after-tax charge to income of $1,467 (net of income taxes of $1,064) in the first quarter of 2003.

As a result of the change in revenue and expense recognition pro forma income from continuing operations and net income/(loss) for the years ended 2004, 2003, and 2002 follows:

Year	2004	2003	2002
Income from continuing operations before cumulative effect of accounting changes:
As reported	$23,795	$44,101	$33,268
Pro forma	23,795	44,101	32,728
Net income/(loss):
As reported	$23,795	$42,296	$(66,971)
Pro forma	23,795	43,763	(67,511)
Income per share from continuing operations before cumulative effect of accounting changes:
As reported, basic	$0.86	$1.62	$1.23
Pro forma, basic	0.86	1.62	1.22
As reported, diluted	0.85	1.61	1.22
Pro forma, diluted	0.85	1.61	1.20
Net income/(loss) per share:
As reported, basic	$0.86	$1.55	$(2.49)
Pro forma, basic	0.86	1.61	(2.51)
As reported, diluted	0.85	1.55	(2.45)
Pro forma, diluted	0.85	1.60	(2.47)

Logistics revenue from warehousing is recognized upon the performance of services. Revenue from dedicated fleet shipments is recognized upon delivery, which is generally the same day as the day of pickup. Domestic ocean freight forwarding transportation revenue is recognized at the time freight is tendered to an ocean going vessel at origin.

We periodically engage owner-operator drivers to deliver freight in our LTL business as well as our TL and logistics businesses. In all cases, we remain the primary obligor with our customers and act as the principal in the transaction. In addition, we select the owner-operators to provide these services. We also maintain the risks associated with freight delivery such as losses for damaged or lost freight. As a result, revenue in our LTL, TL, and Logistics segments that is related to freight and other transportation services provided on our behalf by other carriers is reported on a gross basis.

Cash

We consider demand deposits and highly liquid investments purchased with original maturities of three months or less as cash.

Allowance for Doubtful Accounts

Our operating segments have credit and collections procedures that are followed to determine which customers are extended credit for services provided. Services provided to customers where we are not able to determine their creditworthiness are done so on a cash on delivery basis. We have developed a methodology based on write-off history that we apply to our open accounts receivable to assess the adequacy of our allowance for doubtful accounts. Our analysis provides for allowance needs that we may have for large customers that may be experiencing financial difficulty, as well as the overall conditions in the economy.

Casualty Claims

Casualty claim reserves represent management’s estimates of claims for property damage, public liability and workers’ compensation. We manage casualty claims with the assistance of a third-party administrator (TPA) along with our insurers. We currently have a retention/deductible of $5,000 for public liability and $2,500 for workers’ compensation. Extensive analysis enables us to estimate casualty reserves, provide for incurred but not reported cases, and development patterns of cases consistently and adequately. At December 31, 2004 and 2003 we had reserve balances for casualty claims of $142,615 and $120,852, respectively.

Cargo Claims

Our operating procedures are designed to minimize freight from being lost or damaged while in our care. We have developed reporting procedures to monitor the claims activity at each of our terminals and have developed a methodology to assess our accrual needs for cargo claims. This methodology is based on historical payment activity and lag times for reported claims. Our accrual includes an estimation of payments to be made for claims reported, claims incurred but not reported and specific estimations for any unusually large claims. Our accrual at December 31, 2004 and 2003 for these types of claims was $5,065 and $5,462, respectively.

Property and Equipment

Purchases of property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over periods ranging from three to twelve years for equipment and 30 years for buildings. Maintenance and repairs are charged to operations when incurred, while expenditures that add to the life of the equipment are capitalized. When tractors and trailers are disposed, a gain or loss is recognized. Amortization of leasehold improvements is recognized over the lesser of the life of the lease or the life of the improvement. Other assets mainly include computer hardware and software, and are depreciated using periods ranging from two to seven years.

We continually evaluate whether events and circumstances have occurred that indicate our long-lived assets may not be recoverable. When factors indicate that our assets should be evaluated for possible impairment, we use an estimate of the related undiscounted future cash flows over the remaining lives of assets in measuring whether or not an impairment has occurred. If an impairment were identified, a loss would be reported to the extent that the carrying value of the related assets exceeded the fair value of those assets as determined by valuation techniques available in the circumstances.

Goodwill

Goodwill was amortized on a straight-line basis up to 40 years through December 31, 2001. Upon adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, amortization ceased. The carrying value of goodwill is reviewed on an annual basis during the fourth quarter or whenever events or changes in circumstances indicate that the carrying value may be impaired. (See Note 9).

Income Taxes

Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities provide for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The liability method is used to account for income taxes, which requires deferred taxes to be recorded at the statutory rate to be in effect when the taxes are paid. (See Note 6).

Concentration

We are not dependent upon any particular industry. We provide services to a wide variety of customers including many large, publicly held companies. For the year ended December 31, 2004, no single customer accounted for more than 3.3% of our revenue and our 50 largest customers as a group accounted for approximately 25% of total revenue.

Earnings/(Loss) Per Share

Basic earnings/(loss) per share are calculated on net income divided by the weighted-average number of common shares outstanding during the year. Diluted earnings per share are calculated by dividing net income by this weighted-average number of common shares outstanding plus the shares that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares for the year. Unexercised stock options are the only reconciling items between our basic and diluted earnings per share.

The following table presents information necessary to calculate basic and diluted earnings per share and common equivalent shares:

Year	2004	2003	2002
Weighted-average shares outstanding — basic	27,805,307	27,207,392	26,900,311
Common stock equivalents	176,995	141,319	431,579

Weighted-average shares and equivalent — diluted	27,982,302	27,348,711	27,331,890

Anti-dilutive unexercised stock options excluded from calculations	648,734	862,850	1,113,100

Stock-based Compensation

SFAS No. 123, “Accounting for Stock — Based Compensation,” establishes a fair value based method of accounting for stock options. We have elected to continue using the intrinsic value method prescribed under Accounting Principles Board (“APB”) No. 25 as permitted by SFAS No. 123. If we had elected to recognize compensation cost based on the fair value of the options at grant date, as prescribed by SFAS No. 123, our net income and earnings per share would have been reduced to the pro forma amounts indicated in the table below:

Year	2004	2003	2002
Net income/(loss) — as reported	$23,795	$42,296	$(66,971)
Less: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	3,126	4,817	5,523

Net income/(loss) — pro forma	$20,669	$37,479	$(72,494)

Basic earnings/(loss) per share — as reported	$0.86	$1.55	$(2.49)
Basic earnings/(loss) per share — pro forma	0.75	1.38	(2.69)
Diluted earnings/(loss) per share — as reported	0.85	1.55	(2.45)
Diluted earnings/(loss) per share — pro forma	0.74	1.37	(2.65)

Foreign Currency Translation

The financial statements of our former (see Note 2) and current foreign subsidiaries were measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries were translated at exchange rates as of the balance sheet date. Revenue and expenses were translated at average rates of exchange during the year. The resulting cumulative translation adjustments at December 31 of 2004, 2003 and 2002 are included in our consolidated statements of stockholders’ equity.

Employee Benefit Plans

We contribute to several union-sponsored multi-employer pension plans. These plans are not administered by us, and contributions are determined in accordance with provisions of negotiated labor contracts. Approximately 70% of our contributions are made to the Central States Pension Fund which has suffered significant investment losses in recent years.

The Multi-Employer Pension Plan Amendments Act of 1980 established a continuing liability to such union-sponsored pension plans for an allocated share of each plan’s unfunded vested benefits upon substantial or total withdrawal by us or upon termination of the pension plans. The amount of liability has not been determined, but we would expect that it would be material. The Central States

Pension Fund’s recent investment performance has adversely affected its funding levels and the fund is seeking corrective measures to address its funding. During the benefit period of the recent legislation, the Central States Plan is expected to meet the minimum funding requirements. If any of these plans, including the Central States Plan, fails to meet minimum funding requirements and the trustees of such a plan are unable to obtain a waiver of the requirements or certain changes in how the applicable plan calculates its funding level from the Internal Revenue Service (“IRS”) or reduce pension benefits to a level where the requirements are met, the IRS could impose an excise tax on all employers participating in these plans and contributions in excess of our contractually agreed upon rates could be required to correct the funding deficiency. If an excise tax were imposed on the participating employers and additional contributions required, it could have a material adverse impact on our financial results. To date, no withdrawal or termination has occurred or is contemplated other than the potential liability for USF Red Star discussed in Notes 3 and 10. For 2004, 2003 and 2002, our contributions to these pension plans were $81,829, $86,147 and $87,894, respectively.

Use of Estimates

Our management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) — a revision of SFAS No. 123 — “Accounting for Stock — Based Compensation”. This statement supersedes APB Opinion No. 25 and provides guidance on the accounting for transactions in which an entity obtains employee services for share-based payments. This statement does not change the guidance for share-based transaction with non-employees nor employee stock ownership plans originally provided by SFAS No. 123. This statement requires, effective for interim periods beginning after July 15, 2005 that share-based payments made to employees are recognized as compensation expense in an amount equal to the fair value of the share-based payments, typically over any related vesting period. We will adopt the modified prospective method as proposed in SFAS No. 123(R) in our 2005 third quarter. We expect to recognize approximately $2,000 of pre-tax compensation expense in 2005.

(2) Discontinued Operations

On October 30, 2002, we sold our freight forwarding businesses, USF Worldwide Inc. and USF Worldwide Logistics (UK) Ltd. (the “Companies”) to GPS Logistics, LLC and Seko Worldwide Acquisition LLC (the “Transferees”) pursuant to a Share Transfer Agreement dated October 17, 2002 through the transfer of the shares of the Companies. As a condition to the transfer and in consideration of Transferees’ obligation to assume ownership of the stock of the Companies, we agreed to contribute $17,000 in cash to USF Worldwide Inc. As part of the agreement, the Transferees had the option for a period of up to six months from closing to return its interest in certain assets to us for $3,000 in cash. In December 2002, the Transferees exercised their option to return their interest in those certain assets which are the ocean freight forwarding businesses.

During the year ended December 31, 2002, we recognized a loss of $13,239 net of tax benefits on the transfer of our freight forwarding businesses. The calculation of the loss is summarized as follows:

Net assets transferred	$14,556
Cash paid	20,000
Write-off of notes receivable	6,000
Transaction fees and expenses	1,743

Loss on transfer before income tax benefits	42,299
Income tax benefits	29,060

Loss, net of income tax benefits	$13,239

The disposal of our freight forwarding businesses represents the disposal of a component of an entity under SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, the financial position and results of operations of the freight forwarding segment have been classified as discontinued operations and all periods prior to 2003 have been restated.

Loss from discontinued operations consisted of the following:

Year	2004	2003	2002
Revenue	$—	$—	$187,638
Loss from operations	—	(577)	(23,885)
Income tax benefits	—	239	6,907

Loss from operations, net	—	(338)	(16,978)

Loss on disposal	—	—	(42,299)
Income tax benefits on disposal	—	—	29,060

Loss on disposal, net	—	—	(13,239)

Loss from discontinued operations, net	$—	$(338)	$(30,217)

During the first quarter of 2002 we relinquished our 50% interest in our consolidated subsidiary, USF Asia. We recorded a $12,760 charge, which included a $10,000 negotiated payment to our former partner. The remaining $2,760 represented the relinquishment of our net assets to our former partner. We initiated our commitment to dispose of our Asia operation in the fourth quarter of 2001. Accordingly, as required by SFAS No. 144, we applied the provisions of APB Opinion No. 30. The Asia operation was a component of our freight forwarding segment. APB No. 30 required presentation of a business disposal in discontinued operations only when a company disposed of an entire segment. We therefore did not present the Asia operation in discontinued operations.

(3) Restructuring and Impairment Charges

In the 2004 second quarter we shut down USF Red Star, our former Northeast carrier. Subsequent to the closure of USF Red Star, we announced plans to expand USF Holland’s operations into the Northeast. As a result of USF Holland’s expansion and following the guidance of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”, the results of USF Red Star are reported in continuing operations in the LTL Trucking Revenue and Operating Expenses lines in our financial statements.

Our 2004 financial statements include operating losses and shutdown costs for USF Red Star of $38,556, of which $19,097 represent operating losses primarily for salaries and benefits for our employees assisting in the wind-down of operations, legal fees, and other miscellaneous expenses and $2,961 represent operating losses incurred prior to the shutdown. The remaining $16,498 represents costs associated with exit and disposal activities per SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. Due to the shutdown of USF Red Star, we are subject to withdrawal liability for up to 11 multi-employer pension plans. Of the $16,498, $4,988 relates to payments made under the Multi-Employer Pension Plan Amendment Act of 1980 (“MEPPA”) and $2,083 relate to accruals recognized for two plans. While we cannot estimate the ultimate liability of the remaining 9 plans, these payments were required to be made to certain of these funds under MEPPA. However, we are entitled to review and contest liability assessments provided by various funds as well as determine the mitigating effect of USF Holland’s expansion into certain of the geographic areas previously covered by USF Red Star. Refer to Note 10 for more information.

Year-to-Date December 31, 2004
Shutdown costs:
Employee severance	$5,189
Write-off of assets and change in allowance for uncollectible accounts	3,332
Operating leases and property taxes	906
MEPPA accrual	2,083
MEPPA payments	4,988

16,498
Operating losses:
Prior to shutdown	2,961
After shutdown	19,097

22,058

Total shutdown costs and operating losses	$38,556

The following is a summary of the accruals recorded on the balance sheet for lease obligations and severance costs related to the shutdown of USF Red Star:

	Lease Obligations	Severance Costs	Total
Balance at December 31, 2003	$—	$—	$—
Charges	906	5,189	6,095
Payments	(591)	(4,075)	(4,666)

Balance at December 31, 2004	$315	$1,114	$1,429

During the 2004 second quarter, we abandoned an LTL information technology project because of software stability and performance issues realized at the conclusion of pilot tests in the 2004 second quarter. As a result, we recorded an impairment charge of $5,980 in the Corporate and Other Operating Expenses line in our financial statements to write the asset down to zero.

(4) Operating Leases

We lease certain terminals, warehouses, vehicles and data processing equipment under long-term lease agreements that expire in various years through 2039.

The following is a schedule of future minimum rental payments on leases that had initial or remaining non-cancelable lease terms in excess of one year at December 31, 2004.

Year
2005	$16,882
2006	13,462
2007	7,672
2008	4,900
2009	3,557
Subsequent years	2,773

$49,246

Rental expense in our accompanying consolidated statements of operations for 2004, 2003, and 2002 was $25,959 $27,718 and $29,406, respectively.

(5) Short-Term Borrowings and Long-Term Debt

Long-term debt consists of the following:

	2004	2003
Unsecured notes(a)	$250,000	$250,000
Unsecured lines of credit(b)	—	—
Secured lines of credit(c)
Other	87	147

	250,087	250,147
Less current maturities	65	60

	$250,022	$250,087

(a)	We issued guaranteed unsecured notes of $150,000 on April 25, 2000 that are due April 15, 2010 and bear interest at 8.5%. The notes are redeemable in whole or part any time before maturity and have no sinking-fund requirements. We also issued guaranteed unsecured notes of $100,000 on May 1, 1999 that are due May 1, 2009 and bear interest at 6.5%. The notes are redeemable in whole or part any time before maturity and have no sinking-fund requirements. Based upon our incremental borrowing rates for similar types of borrowing arrangements, the fair value of the notes at December 31, 2004 was approximately $286,000.

Our guaranteed notes are fully and unconditionally guaranteed, on a joint and several basis, on an unsecured senior basis, by substantially all of our direct and indirect domestic subsidiaries (the “Subsidiary Guarantors”). All of our assets were owned by the Subsidiary Guarantors and substantially all of our operations were conducted by the Subsidiary Guarantors.

Accordingly, the aggregate assets, liabilities, earnings and equity of the Subsidiary Guarantors were substantially equivalent to the assets, liabilities, earnings and equity shown in our consolidated financial statements. Our subsidiaries, other than the Subsidiary Guarantors, are minor. There are no restrictions on our ability to obtain funds from our subsidiaries by dividend or loan. We, therefore, are not required to present separate financial statements of our Subsidiary Guarantors, and other disclosures relating to them.

On January 31, 2000, we filed a Form S-3 shelf registration statement that allowed for the sale of up to $400,000 in additional guaranteed notes. As of December 31, 2004, $250,000 of notes may be issued under this shelf registration statement.

(b)	We have a $200,000 committed credit facility through a syndicate of commercial banks that expires in October 2005. The facility allows up to $125,000 for standby letters of credit to be utilized in our self- insurance program and other letter of credit requirements. The facility has an annual fee and contains customary financial covenants including maintenance of minimum net worth and funded debt to cash flow. At December 31, 2004, we were in compliance with all covenants related to this credit facility. At December 31, 2004, we had no borrowings and had $117,442 in outstanding letters of credit under this facility. In addition to our committed credit facility, we maintained a $10,000 uncommitted line of credit that had no outstanding borrowings at December 31, 2004. This facility and line of credit are used in conjunction with a centralized cash management system to finance our short-term working capital needs thereby assisting us and managing our cash balances. We intend to renew this facility prior to its expiration.

(c)	On December 28, 2004, we and certain of our subsidiaries completed arrangements for a $100,000 3-year trade receivables securitization facility with ABN AMRO, Inc. As part of this arrangement, we formed a special-purpose, bankruptcy-remote subsidiary (“USF Finance Company LLC”) with two classes of stock. Class A shares, which have 100% of the voting rights but no beneficial interests, are held exclusively by an external independent entity and Class B shares, which have no voting rights but have 100% of the beneficial interests, are held exclusively by USF Corporation. The sole purpose of USF Finance Company LLC is to buy receivables from certain subsidiaries of ours and sell undivided interests in accounts receivable to certain commercial paper conduits of ABN AMRO Inc. and to USF Assurance Company Ltd (100% owned subsidiary of USF Corporation). The assets of USF Finance Company LLC are not available to pay our claims or any of its entities.

Sales of undivided interests in the pool of accounts receivables are accounted for as a secured borrowing whereby all receivables outstanding under the program and the corresponding debt will be recognized in our consolidated balance sheet, and as part of the LTL Group for segment reporting in Note 14. USF Finance Company LLC had $190,626 million of accounts receivable at December 31, 2004. There were no securitized borrowings outstanding at December 31, 2004.

The ongoing costs of this program were charged to interest expense in the Consolidated Statements of Operations. At December 31, 2004, we were in compliance with all covenants related to the securitization program.

The aggregate annual maturities of our debt at December 31, 2004 were as follows:

Year	Amount
2005	$65
2006	22
2007	—
2008	—
2009	100,000
Subsequent years	150,000

$250,087

(6) Income Taxes

A reconciliation of the statutory federal income tax rate with our effective income tax rate from continuing operations before minority interest and cumulative effect of accounting changes is as follows:

	2004		2003		2002
Year	Amount	Tax Rate	Amount	Tax Rate	Amount	Tax Rate
Federal income tax at statutory rate	$14,625	35.0%	$25,792	35.0%	$21,665	35.0%
State income tax, net of federal tax benefit	4,880	11.1%	2,991	4.0%	2,861	4.6%
Foreign income taxes	913	0.4%	642	0.1%	16	—
Asia exit costs	—	—	—	—	3,500	5.6%
Other	(355)	-0.8%	1,759	2.3%	682	1.1%

Total income tax expense	$20,063	45.7%	$31,184	41.4%	$28,724	46.3%

The increase in our 2004 state tax effective rate was primarily attributable to the discontinued operations of USF Red Star and the loss of their future state tax benefits which may have been realizable had they remained in operation. U.S. income taxes and foreign withholding taxes have not been provided for on the undistributed earnings of certain foreign subsidiaries. We intend to reinvest these earnings indefinitely in our foreign subsidiaries.

The components of our provision for income taxes are as follows:

Year	2004	2003	2002
Current expense:
Federal	$12,509	$9,421	$25,147
State	5,671	4,653	4,793
Foreign	913	642	16

	19,093	14,716	29,956

Deferred expense:
Federal	(623)	16,519	(841)
State	1,593	(51)	(391)

	970	16,468	(1,232)

Total income tax expense	$20,063	$31,184	$28,724

The following is a summary of the components of our deferred income tax assets and liabilities at December 31, 2004 and December 31, 2003:

	2004	2003
Deferred tax assets:
Deferred compensation	$8,150	$7,450
Insurance and claims	59,309	50,840
Vacation pay	10,182	10,941
Tax loss credit and carry forwards	4,529	3,459
Other	372	(237)

	82,542	72,453

Deferred tax liabilities:
Software development costs	12,856	12,221
Property and equipment, principally due to accelerated depreciation	132,600	122,176

Net deferred tax liabilities	$62,914	$61,944

As of December 31, 2004 our federal and state net operating loss carry-forwards for income tax purposes were $7,500 and $2,500, respectively. If not utilized, the federal net operating loss carry-forward will expire in 2022, and the state net operating loss carry-forwards will begin to expire in 2005. As of December 31, 2004, our federal and state tax credit carry-forwards for income tax purposes were $600 and $300, respectively. If not utilized, the federal tax credit carry-forwards will begin to expire in 2020, and state tax credit carry-forwards will begin to expire in 2019.

Our tax return for 2002 included a tax loss of $157,700 as a result of actions taken in that year to relinquish our interest in USF Asia and the sale of our freight forwarding business. The total liquidity benefit from this loss will be $57,200. The liquidity benefit is in the form of federal and state cash tax savings beginning in 2002 and ending in 2005 when the loss is expected to be fully utilized. In 2002 a reserve was established to reflect our estimate of the amount that is probable of being payable if the benefit is successfully challenged by the tax authorities. As of December 31, 2004, the reserve balance is $19,500.

Our federal income tax returns for the calendar years 2000, 2001 and 2002 are under examination by the Internal Revenue Service.

(7) Employee Benefit Plans

We maintain a salary deferral 401(k) plan covering substantially all of our employees who are not members of a collective bargaining unit and who meet specified service requirements. Contributions are based upon participants’ salary deferrals and compensation and are made within Internal Revenue Service limitations. For 2004, 2003 and 2002, our contributions for these plans were $12,400, $11,844 and $11,623, respectively. We do not offer post-employment or post-retirement benefits.

We contribute to several union-sponsored multi-employer pension plans. These plans are not administered by us, and contributions are determined in accordance with provisions of negotiated labor contracts. Approximately 70% of our contributions are made to the Central States Pension Fund which has suffered significant investment losses in recent years.

The Multi-Employer Pension Plan Amendments Act of 1980 established a continuing liability to such union-sponsored pension plans for an allocated share of each plan’s unfunded vested benefits upon substantial or total withdrawal by us or upon termination of the pension plans. The amount of liability has not been determined, but we would expect that it would be material. The Central States Pension Fund’s recent investment performance has adversely affected its funding levels and the fund is seeking corrective measures to address its funding. During the benefit period of the recent legislation, the Central States Plan is expected to meet the minimum funding requirements. If any of these plans, including the Central States Plan, fails to meet minimum funding requirements and the trustees of such a plan are unable to obtain a waiver of the requirements or certain changes in how the applicable plan calculates its funding level from the Internal Revenue Service (“IRS”) or reduce pension benefits to a level where the requirements are met, the IRS could impose an excise tax on all employers participating in these plans and contributions in excess of our contractually agreed upon rates could be required to correct the funding deficiency. If an excise tax were imposed on the participating employers and additional contributions required, it could have a material adverse impact on our financial results. To date, no withdrawal or termination has occurred or is contemplated other than the potential liability for USF Red Star discussed in Notes 3 and 10. For 2004, 2003 and 2002, our contributions to these pension plans were $81,829, $86,147 and $87,894, respectively.

We maintain a non-qualified deferred compensation plan for the benefit of a select group of our management. The purpose of the plan is to enhance our ability to attract and retain qualified management personnel by providing an opportunity to defer a portion of their compensation that cannot be deferred under our 401(k) plan. We also maintain a supplemental executive retirement plan (defined contribution) to provide benefits to a select group of our management who contribute significantly to our continued growth, development and future business. In 2004, 2003 and 2002, we contributed $1,023, $1,656 and $1,579, respectively, to this plan. We have established a grantor trust (Rabbi Trust) for benefits payable under our non-qualified deferred compensation and supplemental executive retirement plans.

(8) Common Stock

We maintain two employee stock purchase plans, which provide for the purchase of an aggregate of not more than 1,225,000 shares of our common stock. Each eligible employee may designate the amount of regular payroll deductions, subject to a yearly maximum, that is used to purchase shares at a discount from the month-end market price. At December 31, 2004, 1,117,315 shares had been issued under these plans.

We maintain stock option plans that provide for the granting of options to key employees and non-employee directors to purchase an aggregate of not more than 5,175,000 shares of our common stock. Stock options issued under these plans are exercisable for periods up to ten years from the date an option is granted. At December 31, 2004 there were 1,836,335 shares available for granting under the plans. For all stock options that have been granted by us, the exercise prices of all the stock options were equal to the market prices of the underlying stock on the grant dates, therefore no compensation was recognized.

In 2004, 2003 and 2002, we issued 858,823, 458,302 and 303,377 common shares, respectively, through the exercise of stock options or the purchase, by employees, through our stock option and stock purchase programs. In 2004, we repurchased 5,221 common shares related to the vesting of restricted stock, and in 2003 we repurchased 14,000 common shares in the open market for approximately $336 under a board authorized repurchase program. There were no shares repurchased in 2004 and 2002. At December 31, 2004 we had authorization to repurchase approximately 500,000 additional shares. Repurchased shares were included in “Treasury Stock” and were the first shares to be used in our employee stock purchase plans or when employees exercised stock options. The repurchased shares were recorded at cost and when issued for employee stock purchase plan allocations or when employees exercise stock options the value of treasury stock was reduced at the average cost per share of all shares available in the treasury stock account. If allocations under the employee stock purchase plans or employee stock option exercises (on a per share price basis) exceeded the current treasury stock average price per share, the excess was recorded as paid in capital.

We estimated the fair value of each option on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for 2004, 2003 and 2002: dividend yield ranging from 1.02% to 1.42%; expected volatility ranging from 26.92% to 41.20%; risk-free interest rates at grant date ranging from 2.48% to 4.51%; and expected lives ranging from 4.35 to 4.53 years.

A summary of the status of our stock option plans is presented below:

Year	2004		2003		2002
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	2,516,843	$30.23	3,133,886	$29.82	2,659,113	$28.48
Granted	75,000	33.27	366,200	29.80	928,110	32.45
Exercised	(761,200)	25.57	(372,143)	24.83	(228,721)	22.90
Forfeited	(445,730)	29.58	(611,100)	30.54	(224,616)	31.93

Outstanding at end of year	1,384,913	31.71	2,516,843	30.23	3,133,886	29.82

Options exercisable at year end	953,033	31.85	1,594,386	29.22	1,424,497	28.03

Weighted-average fair value of options granted during the year	$8.87		$7.05		$11.81

The following table summarizes information about stock options outstanding at December 31, 2004:

	Outstanding Options
	Number Outstanding at 12/31/04	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Options Exercisable
Range of Exercise Prices				Number Exercisable at 12/31/04	Weighted- Average Exercise Price
$19.63-$24.06	255,100	5.57	$23.17	180,600	$22.92
24.94-27.31	190,500	3.84	25.00	190,500	25.00
28.92-33.42	398,513	6.61	30.70	215,513	30.54
34.06-46.63	540,800	6.07	38.84	366,420	40.59

	1,384,913	5.83	$31.71	953,033	$31.85

We have a stockholder rights plan designed to deter coercive takeover tactics and to prevent an acquirer from gaining control without offering a fair price to all of our stockholders. In the event of a non-permitted transaction, we would declare a distribution of one right for each share of common stock outstanding to our stockholders and generally to shares issuable under our stock option plans. In the event of a proposed takeover meeting certain conditions, the rights could be exercised by all holders other than the takeover bidder at an exercise price of half of the current market price of our common stock. This would have the effect of significantly diluting the holdings of the takeover bidder. These rights expire on January 31, 2014.

(9) Goodwill and Other Intangible Assets

Under SFAS No. 142 “Goodwill and Other Intangible Assets,” previously recorded goodwill and other intangible assets with indefinite lives are no longer amortized but are subject to impairment tests annually. As a result of implementing this new standard, we no longer amortize goodwill and recorded an impairment charge of $70,022 at USF Worldwide, our discontinued freight forwarding segment. The charge was shown as a cumulative effect of change in accounting for goodwill in the first quarter of 2002. Goodwill and other intangible assets consist of the following:

Year		2004		2003
	Average Life (Yrs)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Customer lists	5	$270	$(171)	$9,444	$(7,411)
Non-competes	5	191	(73)	5,347	(5,184)

Total		$461	$(244)	$14,791	$(12,595)

Intangible assets not subject to amortization:
Goodwill		$100,813	$—	$100,813	$—

Aggregate amortization expense for the year ended December 31, 2004		$2,033

Due to the closure of USF Red Star, the gross carrying amount and accumulated amortization of USF Red Star intangible assets, which net to zero, have been removed from the 2004 financial statements.

The 2004 amortization expense included an $805 write-off of intangible assets due to the closure of USF Red Star.

Estimated amortization expense for each of the years ending December 31 is as follows:

Year
2005	$128
2006	89

Total	$217

The changes in the carrying amount of goodwill during 2004, and the goodwill balances by operating segment as of December 31, 2004 are as follows:

	LTL	TL	Logistics	Total
Balance as of December 31, 2002	$57,273	$10,574	$32,662	$100,509
Additions		304		304

Balance as of December 31, 2003	57,273	10,878	32,662	100,813
Additions

Balance as of December 31, 2004	$57,273	$10,878	$32,662	$100,813

(10) Commitments and Contingencies

We contribute to several union sponsored multi-employer pension plans. These plans are not administered by us, and contributions are determined in accordance with provisions of negotiated labor contracts. The Multi-Employer Pension Plan Amendments Act of 1980 established a continuing liability to such union sponsored plans for an allocated share of each plan’s unfunded vested benefits upon substantial or total withdrawal by us or upon termination of the pension plans. We believe any withdrawal liability could be material. No withdrawal or termination has occurred or is contemplated other than the potential liability for USF Red Star discussed below.

Due to the shutdown of USF Red Star, it is probable that we will be subject to withdrawal payments for up to 11 multi-employer pension plans. We continue to gather information to determine the extent of such withdrawal liability from each of the plans. We accrued $2,083 in 2004 related to two of these plans. Given the lack of current information, complexity of the calculations and the expected mitigation relative to the USF Holland expansion, the final withdrawal liability, which may be material to our financial position, cannot currently be estimated for the remaining 9 plans, and therefore we have not accrued any costs related to these 9 plans. We believe the process to determine withdrawal liability will likely take at least several months, but it could extend to a year or more for the following reasons: the time it will take to obtain information from the pension plans and analyze such information; substantial negotiations with these pension plans over withdrawal liability; and any potential arbitration of the issues, other legal proceedings, and the unknown mitigating effect of the USF Holland expansion. In 2004, $4,988 in payments were made under MEPPA. While we cannot estimate the ultimate liability, these payments were required to be made to certain of these plans under MEPPA. However, we are entitled to review and contest liability assessments provided by various funds as well as determine the mitigating effect of USF Holland’s expansion into certain of the geographic areas previously covered by USF Red Star.

On December 23, 2003, Idealease Services, Inc. (“Idealease”) filed a complaint against Logistics, in the Circuit Court of Cook County in Chicago, Illinois. Idealease is asking the court to require Logistics to specifically perform an alleged contractual obligation to buy back from Idealease a fleet of vehicles it claims is valued at approximately $14,500 or to pay Idealease that amount. Idealease also contends that Logistics is liable for $557 in lease payments and that certain riders to a lease agreement are invalid due to a lack of consideration. Logistics denies the material allegations in the Idealease complaint and plans to vigorously contest the lawsuit in court.

On January 14, 2005, USF Corporation was served with a complaint which was filed by Guaranteed Overnight Delivery, Inc. (G.O.D.) on December 29, 2004 in the Superior Court of New Jersey, Bergen County. In the complaint, G.O.D. alleges that USF Corporation owes G.O.D. $1,324 for services performed by G.O.D. for USF Corporation pursuant to an interline agreement. On January 26, 2005 USF Corporation filed an answer to the Complaint denying all allegations. In addition, USF asserted numerous affirmative defenses (including, but not limited to, failure to sue proper parties, failure to state a claim, offset, and lack of jurisdiction) and filed a Notice of Removal of the case to the United States District Court for the District of New Jersey. USF believes that the debt alleged by G.O.D. is overstated, and that the entire amount owed to G.O.D. is offset by amounts owed by G.O.D. to USF.

On January 26, 2005, USF Bestway, Inc., USF Dugan, Inc., USF Holland, Inc., USF Reddaway, Inc. and USF Red Star, Inc. (“USF Carriers”) filed a Complaint against G.O.D. in the United States District Court for the District of New Jersey. In the Complaint the USF Carriers allege that G.O.D. owes the USF Carriers $890 for services performed by the USF Carriers for G.O.D. as well as additional undetermined amounts for damage claims sustained in connection with services performed by G.O.D. for the USF Carriers.

At no point prior to receipt of the complaint was USF Corporation aware that G.O.D.’s claim allegedly amounted to $1,324. USF Carriers intend to vigorously defend G.O.D.’s claim and pursue the counterclaim.

On November 19, 2004, the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) filed a complaint against USF Corporation, USF Red Star Inc. and USF Holland Inc. in the United States District Court for the Eastern District of Pennsylvania. On January 13, 2005, service of process was effectuated on all three USF defendants. TNFINC alleges certain violations of the National Labor Relations Act and asks for damages. Additionally, TNFINC filed a class action suit on behalf of the employees of USF Red Star alleging violations of the federal Worker Adjustment and Retraining Notification Act (“WARN”) similar to other WARN actions mentioned below. USF intends on vigorously defending this action.

Including the TNFINC WARN action mentioned above, USF Corporation and/or USF Red Star, Inc. are currently named in five class action lawsuits alleging violations of the federal WARN Act. Three WARN class actions are pending in the United States District Court for the Eastern District of Pennsylvania and one each is pending in the United States District Court for the District of Connecticut and the United States District Court for the Western District of New York. The WARN action in the Western District of New York was filed in late January 2005 by former mechanics of USF Red Star’s Buffalo, New York terminal.

On September 30, 2004 USF Red Star filed a motion to transfer and consolidate the three original WARN actions with the Multidistrict Litigation Judicial Panel (MDL Panel) requesting that all three cases be consolidated and transferred to the United States District Court for Northern District of New York where USF Red Star’s former headquarters are located in Auburn, New York. On February 16, 2005, the MDL Panel transferred three of the five WARN cases to the United States District Court for the Eastern District of Pennsylvania.

We are routinely involved in a number of legal proceedings and claims arising in the ordinary course of business, primarily involving claims for bodily injury and property damage incurred in the transportation of freight. The estimated liability for claims included in liabilities, both current and long-term, is $63,320 and $94,034, respectively, in 2004 and $52,772 and $80,707, respectively, in 2003 reflects the estimated ultimate cost of self-insured claims incurred, but not paid, for bodily injury, property damage, cargo loss and damage, and workers’ compensation. We believe the outcome of these matters is not expected to have any material adverse effect on our consolidated financial position or results of our operations and have been adequately provided for in our financial statements.

At December 31, 2004, we had capital purchase commitments of $12,399 for land and improvements, $2,885 for revenue equipment, and $2,110 for information technology related projects.

We use underground storage tanks at certain terminal facilities and maintain a comprehensive policy of testing, upgrading, replacing or eliminating these tanks to protect the environment and comply with various Federal and state laws. We take prompt remedial action whenever any contamination is detected.

(11) Related Parties

In 2002, we made a $700 loan to Douglas R. Waggoner, President, USF Bestway Inc., pursuant to our executive relocation program. The loan was due on December 31, 2002 and has been repaid.

William N. Weaver, Jr., a former director, is a member of the law firm of Sachnoff & Weaver, Ltd. An Illinois professional corporation, Sachnoff & Weaver, Ltd. has acted and continues to act as outside counsel to us with regard to certain matters. We believe that the legal fees billed to us for these services were at market rates. We paid $384, $653 and $725 in 2004, 2003 and 2002, respectively, to Sachnoff & Weaver, Ltd.

(12) Acquisitions

In February 2003, we acquired the stock of System 81 Express, Inc., a truckload carrier based in Tennessee that owned or operated approximately 140 tractors and 260 trailers, for approximately $1,900 in cash and $2,800 in assumed debt. In addition, contingent payments totaling $314 were subsequently made to the former owners of System 81 Express. Goodwill and other intangible assets of $304 and $461, respectively, were recorded under the acquisition.

(13) Joint Venture

In December, 2003 we began offering transportation and logistics services in Mexico and across the United States/Mexico border through a joint venture with the shareholders of Autolineas Mexicanas S.A. de C.V. (“ALMEX”). As of December 31, 2004, we had invested $9,360 in the form of a loan, which can be converted to equity at our option. Included in the $9,360 is $500 that was loaned prior to the finalization of the joint venture agreement and secured by the trade receivables of ALMEX. We have the option to eventually own a majority position.

(14) Business Segments

We have four reportable business segments: (1) LTL Trucking, (2) TL Trucking, (3) Logistics and (4) Corporate and Other. Our LTL trucking segment provides regional and inter-regional delivery of goods throughout the U.S., to certain areas of Canada and throughout Mexico via our joint venture with ALMEX. Our TL subsidiary provides premium regional and national TL services. Our Logistics subsidiaries provide solutions to customers’ logistics and distribution requirements and domestic ocean freight services. The Corporate and Other segment performs support activities to our operating segments including executive, IT, corporate sales and various financial management functions. Our reportable business segments are managed separately because each business has different customer requirements and service offerings.

The accounting policies of our segments are the same as those described in the summary of significant accounting policies. Intangible assets are included in each segment’s reportable assets, but the amortization of these intangible assets is not included in the determination of a segment’s income or loss from operations. We evaluate performance based on income or loss from operations before income taxes, interest, amortization of intangibles and other non-operating income (expenses).

Year	2004	2003	2002
Revenue
LTL	$2,005,330	$1,898,668	$1,866,892
TL	133,725	128,093	114,151
Logistics	269,378	276,441	278,161
Intercompany eliminations	(13,854)	(11,063)	(8,678)
Corporate and Other	—	—	—

Total Revenue from Continuing Operations	$2,394,579	$2,292,139	$2,250,526

Income From Operations
LTL	$93,348	$110,555	$105,172
TL	3,368	4,663	5,311
Logistics	9,765	9,270	12,603
Freight Forwarding — Asia exit costs	—	—	(12,760)
Corporate and Other	(40,703)	(26,527)	(28,237)
Amortization of intangibles	(2,033)	(2,369)	(1,235)
Interest expense	(20,917)	(20,900)	(20,516)
Interest income	2,824	1,867	2,708
Other, net	(1,794)	(1,274)	(1,054)

Income from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	$43,858	$75,285	$61,992

Assets
LTL	$1,004,288	$1,005,102	$952,309
TL	92,346	93,523	87,336
Logistics	146,636	142,958	154,153
Corporate and Other	197,925	116,505	101,473

Total Assets	$1,441,195	$1,358,088	$1,295,271

Capital Expenditures
LTL	$104,764	$72,000	$99,333
TL	11,352	7,858	18,194
Logistics	7,803	6,197	15,324
Corporate and Other	21,240	30,026	8,471

Total Capital Expenditures	$145,159	$116,081	$141,322

Depreciation Expense
LTL	$72,369	$73,000	$72,726
TL	11,494	10,985	10,900
Logistics	11,958	11,998	12,208
Corporate and Other	8,524	4,787	4,039

Total Depreciation Expense	$104,345	$100,770	$99,873

(15) Quarterly Financial Information (unaudited)

Quarters	First	Second	Third	Fourth	Total
2004
Revenue	$616,767	$611,860	$582,079	$583,873	$2,394,579
Income/(loss) from continuing operations	7,116	(2,017)	12,068	6,628	23,795
Net income/(loss)	7,116	(2,017)	12,068	6,628	23,795
Net income/(loss) per share — basic	0.26	(0.07)	0.43	0.24	0.86
Net income/(loss) per share — diluted	0.26	(0.07)	0.43	0.23	0.85
Dividends declared per share	0.0933	0.0933	0.0933	0.0933	0.37330
2003
Revenue	$593,702	$567,085	$584,705	$546,647	$2,292,139
Income from continuing operations	4,240	8,114	13,091	18,656	44,101
Net income	2,766	8,076	12,961	18,493	42,296
Net income per share — basic	0.10	0.30	0.47	0.67	1.55
Net income per share — diluted	0.10	0.30	0.47	0.67	1.55
Dividends declared per share	0.0933	0.0933	0.0933	0.0933	0.37330

(16) Subsequent Events

On February 25, 2005, we sold 100% of the stock of USF Processors Inc. for $4,500 in cash to Carolina Logistic Services Inc. USF Processors Inc. is our food and pharmaceutical reverse logistics operation and is included in our Logistics segment. USF Processors Inc. had revenue of $33,089 in 2004.

On February 27, 2005, USF Corporation (USF) and Yellow Roadway Corporation (Yellow Roadway) entered into a definitive agreement pursuant to which Yellow Roadway will acquire USF through the merger of USF with and into a wholly owned subsidiary of Yellow Roadway. At the effective time of the merger, each USF share will be cancelled and converted into the right to receive either 0.9024 shares of Yellow Roadway common stock or, upon a valid cash election, $45.00 in cash. Notwithstanding the individual elections of the USF shareholders, 50% of the USF shares shall be converted into cash and (I) to the extent more than 50% of the USF shares elect to receive cash, those USF shareholders that elect to receive cash will receive proportionately less cash and more Yellow Roadway stock and (II) to the extent fewer than 50% of the USF shares elect to receive cash, the USF shares that did not elect to receive cash will receive proportionately less Yellow Roadway stock and more cash, such that, in each case, 50% of the USF shares outstanding on the second trading day immediately prior to the closing of the merger will receive cash and 50% will receive Yellow Roadway stock. As a result, the aggregate cash consideration to be paid in the transaction is expected to be $639 million (based on the number of USF shares outstanding as of February 24, 2005). Notwithstanding the foregoing, if the aggregate value of the stock consideration falls below 45% of the total consideration to be paid by Yellow Roadway to USF shareholders pursuant to the definitive agreement, then the aggregate amount of cash consideration and the aggregate amount of stock consideration will be adjusted to the extent necessary to preserve the tax-free treatment of the stock consideration to be received by USF shareholders in the transaction. The transaction is subject to the approval of shareholders of both companies. In addition, the acquisition is subject to the expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The parties currently expect the transaction to close in the summer of 2005.

Financial Statements

USF Corporation

Condensed Consolidated Balance Sheets

Unaudited (Dollars in Thousands)

	As of
	April 2, 2005	December 31, 2004
Assets
Current assets:
Cash	$151,679	$150,798
Accounts receivable, net	317,355	310,172
Operating supplies and prepaid expenses	35,491	31,749
Deferred income taxes	35,450	37,724

Total current assets	539,975	530,443
Property and equipment, net	777,489	775,940
Goodwill	99,551	100,813
Other assets	33,988	33,999

Total Assets	$1,451,003	$1,441,195

Liabilities and Stockholders’ Equity
Current liabilities:
Current debt	$65	$65
Accounts payable	79,774	65,756
Accrued salaries, wages and benefits	93,609	92,164
Accrued claims and other	114,923	118,021

Total current liabilities	288,371	276,006
Long-term liabilities
Notes payable and long-term debt	250,006	250,022
Accrued claims and other	108,524	111,551
Deferred income taxes	101,187	100,638

Total liabilities	748,088	738,217
Commitments and contingencies (Note 8)

Total stockholders’ equity	702,915	702,978

Total Liabilities and Stockholders’ Equity	$1,451,003	$1,441,195

See accompanying Notes to Condensed Consolidated Financial Statements.

USF Corporation

Condensed Consolidated Statements of Operations

Unaudited (Dollars in Thousands, Except Share and Per Share Amounts)

	Quarter Ended
	April 2, 2005	April 3, 2004
Revenue:
LTL Trucking	$507,494	$519,697
TL Trucking	31,142	34,274
Logistics	63,905	66,437
Intercompany eliminations	(4,564)	(3,641)

	597,977	616,767

Operating expenses:
LTL Trucking	494,413	495,659
TL Trucking	30,012	33,462
Logistics	69,533	64,807
Corporate and Other	12,152	9,392
Intercompany eliminations	(4,564)	(3,641)

Total operating expenses	601,546	599,679

Income/(loss) from operations	(3,569)	17,088

Non-operating income/(expense):
Interest expense	(5,291)	(5,209)
Interest income	746	571
Other, net	(351)	(390)

Net non-operating expense	(4,896)	(5,028)

Income/(loss) before income taxes	(8,465)	12,060
Income tax expense/(benefit)	2,674	(4,944)

Net income/(loss)	$(5,791)	$7,116

Net income/(loss) per share—basic	(0.20)	0.26
Net income/(loss) per share—diluted	(0.20)	0.26
Average shares outstanding—basic	28,369,107	27,556,632
Average shares outstanding—diluted	28,369,107	27,802,815

See accompanying Notes to Condensed Consolidated Financial Statements.

USF Corporation

Condensed Consolidated Statements of Cash Flows

Unaudited (Dollars in Thousands)

	Quarter Ended
	April 2, 2005	April 3, 2004
Cash flows from operating activities:
Net income/(loss)	$(5,791)	$7,116
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation of property and equipment	25,111	26,225
Amortization of intangible assets	32	992
Deferred taxes	2,823	(6,442)
Gains on sale of property and equipment	(3,280)	(789)
Loss on sale of USF Processors	7,080	—
Decrease in other items affecting cash from operating activities	(7,097)	(14,941)

Net cash provided by operating activities	18,878	12,161

Cash flows from investing activities:
Mexico loan	—	(500)
Capital expenditures	(37,053)	(21,445)
Proceeds from sale of property and equipment	8,724	2,197
Proceeds from sale of USF Processors	4,500	—

Net cash used in investing activities	(23,829)	(19,748)

Cash flows from financing activities:
Dividends paid	(2,628)	(2,562)
Employee and director stock transactions	8,427	6,703
Proceeds from the re-issuance of treasury stock	49	—
Net change in short-term bank debt	—	1
Payments on long-term bank debt	(16)	(16)

Net cash provided by financing activities	5,832	4,126

Net increase/(decrease) in cash	881	(3,461)
Cash at beginning of period	150,798	121,659

Cash at end of period	$151,679	$118,198

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$77	$49
Income taxes	1,831	669

See accompanying Notes to Condensed Consolidated Financial Statements.

USF Corporation

Condensed Consolidated Statements of Changes in Stockholders’ Equity

Unaudited (Dollars in Thousands)

	Quarter Ended
	April 2, 2005	April 3, 2004
Stockholders’ equity balance as of December 31, 2004 and 2003, respectively	$702,978	$664,789

Net income/(loss)	(5,791)	7,116
Foreign currency translation adjustments	(87)	238

Comprehensive income/(loss)	(5,878)	7,354
Employee and director stock transactions	8,427	6,703
Treasury stock transactions	49	—
Dividends declared	(2,661)	(2,584)

Stockholders’ equity balance as of April 2, 2005 and April 3, 2004, respectively	$702,915	$676,262

See accompanying Notes to Condensed Consolidated Financial Statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Share and Per Share Amounts, Unless Otherwise Indicated)

1. Summary of Significant Accounting Policies

Basis of Presentation

These interim financial statements of USF Corporation have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Quarterly Reports on Form 10-Q and Rule 10-01 of Regulation S-X, and should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2004. Accordingly, significant accounting policies and other disclosures normally provided have been omitted since such items are disclosed therein.

In our opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (including normal recurring adjustments) necessary to fairly present our consolidated financial position as of April 2, 2005 and the consolidated results of our operations and our consolidated cash flows for the quarters ended April 2, 2005 and April 3, 2004. Operating results for the quarter ended April 2, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

We report on a calendar year basis. Our quarters consist of thirteen weeks that end on a Saturday either before or after the end of March, June and September.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (R) — a revision of SFAS No. 123 — “Accounting for Stock - Based Compensation”. This statement supersedes APB Opinion No. 25 and provides guidance on the accounting for transactions in which an entity obtains employee services for share-based payments. This statement does not change the guidance for share-based transaction with non-employees nor employee stock ownership plans originally provided by SFAS No. 123. This statement requires, effective for interim periods beginning January 1, 2006, that share-based payments made to employees are recognized as compensation expense in an amount equal to the fair value of the share-based payments, typically over any related vesting period. We plan to adopt the modified prospective method as proposed in SFAS No. 123(R) in our 2006 first quarter. The modified prospective method proposes the recording of compensation expense based on grant date fair value for all awards granted, modified or settled after the date of initial adoption and for the unvested portion of previously issued awards that remain outstanding as of the date of adoption. We are currently evaluating the impact that adoption of SFAS No. 123(R) will have on our 2006 financial statements.

2. Stock Based Compensation

SFAS No. 123, “Accounting for Stock Based Compensation”, establishes a fair value based method of accounting for stock options. We have elected to continue using the intrinsic value method prescribed under Accounting Principals Board (“APB”) Opinion No. 25 as permitted by SFAS No. 123. For all stock options that have been granted, the exercise prices of the stock options were equal to the market prices of the underlying stock on the grant dates, therefore no compensation expense was recognized. If we had elected to recognize compensation expense based on the fair value of the options at grant date, as prescribed by SFAS No. 123, our net income and earnings per share would have been reduced to the pro forma amounts indicated in the table below:

	Quarter Ended
	April 2, 2005	April 3, 2004
Net income/(loss)—as reported	$(5,791)	$7,116
Less: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(660)	(878)

Net income/(loss)—pro forma	(6,451)	6,238
Basic earnings/(loss) per share—as reported	(0.20)	0.26
Basic earnings per share—pro forma	(0.23)	0.23
Diluted earnings/(loss) per share—as reported	(0.20)	0.26
Diluted earnings per share—pro forma	(0.23)	0.22

3. Restructuring and Impairment Charges

In the 2004 second quarter we shut down USF Red Star, our former Northeast carrier. Subsequent to the closure of USF Red Star, we announced plans to expand USF Holland’s operations into the Northeast. As a result of USF Holland’s expansion and following the guidance of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”, the results of USF Red Star are reported in continuing operations in the LTL Trucking Revenue and Operating Expenses lines in our financial statements.

USF Red Star shutdown costs and operating losses included in our 2005 first quarter net operating loss are presented below:

	Quarter-to-Date April 2, 2005	Quarter-to-Date April 2, 2004
Shutdown costs:
Employee severance	$(136)	$—
Write-off of assets and change in allowance for uncollectible accounts	(250)	—
Operating leases and property taxes	81	—
Contractual obligations to employees of the International Brotherhood of Teamsters	4,485	—
MEPPA payments	2,756	—

	6,936	—
Operating (income)/losses:
Prior to shutdown	—	(2,234)
After shutdown	(2,042)	—

	(2,042)	(2,234)

Total shutdown costs and operating losses	$4,894	$(2,234)

The above shutdown costs of $6,936 were offset by $2,042 in operating income, including $2,818 in gains on the sale of properties, and $776 in expenses for salaries and benefits for our employees assisting in the wind-down of operations, legal fees, and other miscellaneous expenses. Due to the shutdown of USF Red Star, we are subject to withdrawal liability for up to 11 multi-employer pension plans. Of the $6,936 in shutdown costs, $4,485 relates to contractual obligations due International Brotherhood of Teamsters employees as a result of the shutdown of USF Red Star, and $2,756 relates to Multi-Employer Pension Plan Amendment Act of 1980 (“MEPPA”) payments. In addition, MEPPA payments of $35 were made from an accrual established in the prior year. Refer to Note 8 for more information.

The following is a summary of the accruals recorded on the balance sheet for lease obligations and severance costs related to the shutdown of USF Red Star:

	Lease Obligations	Severance Costs	MEPPA	Total
Balance at December 31, 2004	$315	$1,114	$2,083	$3,512
Charges	81	(136)		(55)
Payments	(159)	(290)	(35)	(484)

Balance at April 2, 2005	$237	$688	$2,048	$2,973

4. Earnings Per Share

Basic earnings per share are calculated on net income divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share are calculated by dividing net income by the weighted-average number of common shares outstanding plus the shares that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares for the period. Unexercised stock options are the only reconciling items between our basic and diluted earnings per share.

The following table presents information necessary to calculate basic and diluted earnings per share:

	Quarter Ended
	April 2, 2005	April 3, 2004
Weighted-average shares outstanding—basic	28,369,107	27,556,632
Common stock equivalents	—	246,183

Weighted-average shares and equivalents—diluted	28,369,107	27,802,815

Anti-dilutive unexercised stock options excluded from calculations	452,864	364,834

5. Debt

Our debt includes $100,000 of unsecured guaranteed notes due May 1, 2009 and $150,000 of unsecured guaranteed notes due April 15, 2010.

Our guaranteed notes are fully and unconditionally guaranteed, on a joint and several basis, and on an unsecured senior basis, by substantially all of our direct and indirect domestic subsidiaries (the “Subsidiary Guarantors”). All of the assets are owned by the Subsidiary Guarantors and substantially all of our operations are conducted by the Subsidiary Guarantors. Accordingly, the aggregate assets, liabilities, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the assets, liabilities, earnings and equity shown in our consolidated financial statements. There are no material restrictions on our ability to obtain funds from our subsidiaries by dividend or loan. We, therefore, are not required to present separate financial statements of our Subsidiary Guarantors, and other disclosures relating to them.

We have a $200,000 credit facility with a group of banks that will expire in October 2005. This facility is for working capital, general corporate funding needs, and up to $125,000 for letters of credit to support our self-insurance program. As of April 2, 2005 we had no borrowings drawn under the facility and $117,442 in issued letters of credit. In addition to our committed credit facility, we maintained a $10,000 uncommitted line of credit that had no outstanding borrowings at April 2, 2005.

On December 28, 2004, we and certain of our subsidiaries completed arrangements for a $100,000 3-year trade receivables securitization facility with ABN AMRO, Inc. As part of this arrangement, we formed a special-purpose, bankruptcy-remote subsidiary (“USF Finance Company LLC”) with two classes of stock: Class A shares, which have 100% of the voting rights but no beneficial interests, are held exclusively by an external independent entity; and Class B shares, which have no voting rights but have 100% of the beneficial interests, are held exclusively by USF Corporation. The sole purpose of USF Finance Company LLC is to buy receivables from certain subsidiaries of ours and sell undivided interests in accounts receivable to certain commercial paper conduits of ABN AMRO Inc. and to USF Assurance Company Ltd (100% owned subsidiary of USF Corporation). The assets of USF Finance Company LLC are not available to pay our claims. USF Finance Company LLC had $196,149 of net accounts receivable at April 2, 2005. There were no securitized borrowings outstanding at April 2, 2005.

6. Goodwill and Other Intangible Assets

The changes in carrying amounts of goodwill by segment for the quarter-to-date period ended April 2, 2005 were as follows:

	LTL	TL	Logistics	Total
Balance as of December 31, 2004	$57,273	$10,878	$32,662	$100,813
Disposition from the sale of USF Processors	—	—	(1,262)	(1,262)

Balance as of April 2, 2005	$57,273	$10,878	$31,400	$99,551

Intangible assets subject to amortization consist of the following:

		As of April 2, 2005		As of December 31, 2004
	Average Life (Yrs)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Customer lists	5	$270	$(193)	$270	$(171)
Non-competes	5	191	(83)	191	(73)

Total		$461	$(276)	$461	$(244)

Aggregate amortization expense for the quarters ended April 2, 2005, and April 3, 2004 was $32 and $992, respectively. The 2004 first quarter included $959 in amortization expense for USF Red Star.

Estimated amortization expense for each of the years ending December 31 is as follows:

Year
2005	$128
2006	89

Total	$217

7. Segment Reporting

	Quarter Ended
	April 2, 2005	April 3, 2004
Revenue
LTL Trucking	$507,494	$519,697
TL Trucking	31,142	34,274
Logistics	63,905	66,437
Intercompany eliminations	(4,564)	(3,641)

Total Revenue from Continuing Operations	$597,977	$616,767

Income From Operations
LTL Trucking	$13,081	$24,038
TL Trucking	1,130	812
Logistics	(5,628)	1,630
Corporate and Other	(12,152)	(9,392)

Income/(loss) from operations	(3,569)	17,088
Net non-operating expense	(4,896)	(5,028)

Income/(loss) before income taxes	$(8,465)	$12,060

8. Contingencies

We contribute to several union sponsored multi-employer pension plans. These plans are not administered by us, and contributions are determined in accordance with provisions of negotiated labor contracts. The Multi-Employer Pension Plan Amendments Act of 1980 established a continuing liability to such union sponsored plans for an allocated share of each plan’s unfunded vested benefits upon substantial or total withdrawal by us or upon termination of the pension plans. We believe any withdrawal liability could be material. No withdrawal or termination has occurred or is contemplated other than the potential liability for USF Red Star discussed below.

Due to the shutdown of USF Red Star, it is probable that we will be subject to withdrawal payments for up to 11 multi-employer pension plans. We continue to gather information to determine the extent of such withdrawal liability from each of the plans. We accrued $2,083 in 2004 related to two of these plans, and made payments of $35 in the 2005 first quarter from the accrual. Given the lack of current information, complexity of the calculations and the expected mitigation relative to the USF Holland expansion, the final withdrawal liability, which may be material to our financial position, cannot currently be estimated for the remaining 9 plans, and therefore we have not accrued any costs related to these 9 plans. We believe the process to determine withdrawal liability will likely take at least several months, but it could extend to a year or more for the following reasons: the time it will take to obtain information from the pension plans and analyze such information; substantial negotiations with these pension plans over withdrawal liability; and any potential arbitration of the issues, other legal proceedings, and the unknown mitigating effect of the USF Holland expansion. In the 2005 first quarter, we expensed MEPPA related payments of $2,756. While we cannot estimate the ultimate liability, these payments were required to be made to certain of these plans under MEPPA. However, we are entitled to review and contest liability assessments provided by various funds as well as determine the mitigating effect of USF Holland’s expansion into certain of the geographic areas previously covered by USF Red Star.

On November 19, 2004, the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) filed a complaint against USF Corporation, USF Red Star Inc. and USF Holland Inc. in the United States District Court for the Eastern District of Pennsylvania. On January 13, 2005, service of process was effectuated on all three USF defendants. TNFINC alleges certain violations of the National Labor Relations Act and asks for damages. Additionally, TNFINC filed a class action suit on behalf of the employees of USF Red Star alleging violations of the federal Worker Adjustment and Retraining Notification Act (“WARN”) similar to other WARN actions mentioned below.

Including the TNFINC WARN action mentioned above, USF Corporation and/or USF Red Star, Inc. are currently named in five class action lawsuits alleging violations of the federal WARN Act. Three WARN class actions are pending in the United States District

Court for the Eastern District of Pennsylvania and one each is pending in the United States District Court for the District of Connecticut and the United States District Court for the Western District of New York. The WARN action in the Western District of New York was filed in late January 2005 by former mechanics of USF Red Star’s Buffalo, New York terminal.

On September 30, 2004 USF Red Star filed a motion to transfer and consolidate the three original WARN actions with the Multidistrict Litigation Judicial Panel (MDL Panel) requesting that all three cases be consolidated and transferred to the United States District Court for Northern District of New York where USF Red Star’s former headquarters are located in Auburn, New York. On February 16, 2005, the MDL Panel transferred three of the five WARN cases to the United States District Court for the Eastern District of Pennsylvania.

On December 23, 2003, Idealease Services, Inc. (“Idealease”) filed a complaint against USF Logistics, in the Circuit Court of Cook County in Chicago, Illinois. Idealease is asking the court to require USF Logistics to specifically perform an alleged contractual obligation to buy back from Idealease a fleet of vehicles it claims is valued at approximately $14,500 or to pay Idealease that amount. Idealease also contends that Logistics is liable for $557 in lease payments and that certain riders to a lease agreement are invalid due to a lack of consideration. USF Logistics denies the material allegations in the Idealease complaint and plans to vigorously contest the lawsuit in court.

On January 14, 2005, USF Corporation was served with a complaint which was filed by Guaranteed Overnight Delivery, Inc. (G.O.D.) on December 29, 2004 in the Superior Court of New Jersey, Bergen County. In the complaint, G.O.D. alleges that USF Corporation owes G.O.D. $1,324 for services performed by G.O.D. for USF Corporation pursuant to an interline agreement. On January 26, 2005, USF Corporation filed an answer to the Complaint denying all allegations. In addition, USF Corporation asserted numerous affirmative defenses (including, but not limited to, failure to sue proper parties, failure to state a claim, offset, and lack of jurisdiction) and filed a Notice of Removal of the case to the United States District Court for the District of New Jersey. USF Corporation believes that the debt alleged by G.O.D. is overstated, and that the entire amount owed to G.O.D. is offset by amounts owed by G.O.D. to USF Corporation.

On January 26, 2005, USF Bestway, Inc., USF Dugan, Inc., USF Holland, Inc., USF Reddaway, Inc. and USF Red Star, Inc. (“USF Carriers”) filed a Complaint against G.O.D. in the United States District Court for the District of New Jersey. In the Complaint the USF Carriers allege that G.O.D. owes the USF Carriers $890 for services performed by the USF Carriers for G.O.D. as well as additional undetermined amounts for damage claims sustained in connection with services performed by G.O.D. for the USF Carriers. At no point prior to receipt of the complaint was USF Corporation aware that G.O.D.’s claim allegedly amounted to $1,324. USF Carriers intend to vigorously defend against G.O.D.’s claim and pursue the counterclaim.

We are involved in other litigation arising in the ordinary course of business, primarily involving claims for bodily injury, property damage, and workers’ compensation. We believe the ultimate recovery or liability, if any, resulting from such litigation, individually or in total, would not materially adversely affect our financial condition or results of operations.

The following reflects the accruals estimated for the ultimate cost of self-insured claims incurred, but not paid, for bodily injury, property damage, cargo loss and damage, and workers’ compensation.

	As of April 2, 2005	As of December 31, 2004
Current	$53,689	$53,647
Long-term	93,236	94,034

Total	$146,925	$147,681

We believe the outcome of these matters is not expected to have any material adverse effect on our consolidated financial position or results of our operations, and have been adequately provided for in our financial statements.

We use underground storage tanks at certain terminal facilities and maintain a comprehensive policy of testing, upgrading, replacing or eliminating these tanks to protect the environment and comply with various Federal and state laws. We take prompt remedial action whenever any contamination is detected. When we can reasonably estimate liabilities associated with environmental matters, we record the necessary accrual. As of April 2, 2005 there were no material liabilities recorded.

9. Divestiture

During the 2005 first quarter, we sold 100% of the stock of USF Processors Inc. for $4,500 in cash to Carolina Logistic Services Inc. Following the guidance of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”, the results of USF Processors are reported in continuing operations in the Logistics Revenue and Operating Expenses lines in our financial statements. We recorded a loss on sale of $7,080 from the sale of USF Processors. In addition, USF Processors had operating losses of $711 in the 2005 first quarter prior to its sale.

10. Proposed Merger

On February 27, 2005, USF Corporation (“USF”) and Yellow Roadway Corporation (“Yellow Roadway”) entered into a merger agreement pursuant to which Yellow Roadway will acquire USF. On May 1, 2005, USF and Yellow Roadway amended their merger agreement. At the effective time of the merger, a subsidiary of Yellow Roadway will be merged with and into USF, and USF will become a wholly owned subsidiary of Yellow Roadway. Each share of USF common stock (other than shares owned directly or indirectly by USF or Yellow Roadway or by dissenting stockholders of USF) will be cancelled and converted into the right to receive 0.31584 shares of Yellow Roadway common stock and $29.25 in cash. The transaction will be taxable to shareholders of USF.

Stockholders of USF must vote to adopt the amended merger agreement before the merger can be consummated. USF has presently scheduled a special meeting of its stockholders on May 23, 2005 to vote on a proposal to adopt the amended merger agreement. The merger does not require a vote or approval by the stockholders of Yellow Roadway. USF and Yellow Roadway received notice of the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on April 14, 2005. Under the terms of the amended merger agreement, regulatory approval is no longer a condition to closing the transaction.